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                                                                    EXHIBIT 99.2

                               The Ackerley Group
                Third Quarter Review Conference Call Transcript
                                November 1, 2001
                                  4:30 PM EST



Coordinator          Good afternoon and welcome to The Ackerley Group third
                     quarter earnings release and fourth quarter outlook call.
                     This conference is being recorded at the request of The
                     Ackerley Group. If anyone has any objections, you may disconnect at this time.

                     Our call leader, Mr. Chris Ackerley, will begin in a few moments. But first I would like to introduce Mr. Dan Evans, Jr., Vice President of Public Affairs for the Ackerley Group. Mr. Evans, you may begin.

D. Evans This presentation contains certain statements, intentions, plans, beliefs, expectations or predictions of the future based on current facts and analysis. These statements are forward-looking statements within the meaning of the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995.

                     Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that such statements are much less reliable than historical information and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

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           Many of these risks and uncertainties relate to factors
           that are beyond The Ackerley Group's ability to control or estimate precisely. Factors that could affect results include those set forth in the Securities and Exchange Commission filings of The Ackerley Group.

           Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of these materials. The Ackerley Group does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation.

           In connection with the proposed business combination of The Ackerley Group and Clear Channel Communications, The Ackerley Group has filed a preliminary proxy statement and other relevant documents concerning the transaction with SEC. In addition, The Ackerley Group and Clear Channel plan to file a definitive proxy statement and prospectus and other relevant documents concerning the transaction with the SEC.

           BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE
           DEFINITIVE PROXY STATEMENT PROSPECTUS WHEN IT BECOME
           AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT

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           THE ACKERLEY GROUP, CLEAR CHANNEL, THE TRANSACTION AND
           RELATED MATTERS. Investors and security holders will be able to obtain free copies of the definitive proxy statement prospectus when available and other documents filed with the SEC through the Web site maintained by the SEC at www.sec.gov.

           In addition, documents filed with the SEC by The Ackerley Group with respect to the proposed transaction may be obtained free of charge by contacting The Ackerley Group, 1301 Fifth Avenue, Suite 4000, Seattle, Washington, 98101,
           Attention: Investor Relations. Telephone number,
           206-624-2888.

           The Ackerley Group's and Clear Channel's shares are traded on the New York Stock Exchange, ticker symbols AK and CCU. Both companies file annual, quarterly, special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by the companies at the SEC's Public Reference Rooms as 450 Fifth Street, Northwest, Washington, D.C., 20549 or at the SEC's other Public Reference Rooms in New York and Chicago.

           The Ackerley Group, its directors, executive officers and certain members of management and employees may be soliciting proxies from The Ackerley Group's stockholders in favor of the approval of the

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                     transactions. Information regarding such officers and
                     directors is included in The Ackerley Group's proxy statement for its 2001 annual meeting of shareholders filed with the SEC on April 2, 2001.


C. Ackerley          Thank you, Dan.  Good afternoon. I am Chris Ackerley,
                     President of The Ackerley Group. I would like to welcome and thank you for joining The Ackerley Group today as we discuss our results for the third quarter 2001 and our outlook for the fourth quarter.

                     In addition to Dan, joining me today is our Senior Vice President and Chief Financial Officer, Mr. Kevin Hylton. The primary purpose of this call is to discuss The Ackerley Group's third quarter results and fourth quarter outlook.

                     However, I understand many of you may be listening today to get an update on our transaction with Clear Channel Communications. We believe the transaction is proceeding on pace and we expect it to close in the first half of 2002.

                     The two companies filed a preliminary proxy with respect to the transaction on Monday. I would refer you to the filing for further details on any questions you might have.

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                     I would now like to turn it over to Kevin for a discussion of the third quarter.

K. Hylton            Thank you, Chris. Good afternoon, everyone. The Ackerley
                     Group third quarter 2001 financial results are as follows.
                     We generated after tax cash flow from continuing operations of $2.7 million in the third quarter of 2001, compared with $6.5 million in 2000.

                     For the quarter, our after tax cash flow per share from continuing operations was $0.08 per share compared with $0.18 in 2000. Our consolidated net revenues were $48.5 million, compared with $57.5 million for the third quarter of 2000.

                     Looking at the individual segments, our third quarter outdoor media net revenues were $19.5 million, a 21% decrease compared with $24.7 million in 2000. National revenues were down 33% for the quarter and were the primary cause of this decline.

                     The operating cash flow for this segment decreased $3.6 million to $8.1 million for the quarter. Despite the net revenue decline, operating expenses of $11.4 million were $1.6 million lower than the prior quarter in 2000 due to our cost reduction plan.

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                     Television net revenues were $22.2 million, a 13% decrease from $25.6 million in 2000. Net revenues were impacted by the reduction of approximately $2.3 million in political revenue and a loss of approximately $750,000 due to network preemption following the events of September 11th.

                     The segment generated operating cash flow of $400,000, a $2.8 million cash flow reduction from the third quarter of 2000. Similar to our outdoor segment, television-operating expenses were $600,000 less than the third quarter in 2000.

                     Radio net revenue decreased 7% to $6.7 million and generated operating cash flow of $1.7 million, a decrease of $400,000 from the third quarter of 2000. Lower national revenues were the cause of the revenue decline.

                     Third quarter radio sales declined approximately 17% in the Seattle market, compared with the third quarter of 2000. Our operating expenses were flat with the prior year despite increases in contractual employee expense for on-air talent.

                     Ongoing expense reduction initiatives continue to provide additional bottom-line benefits. On a combined basis, our four segments generated net revenues of $48.5 million, a 16% decrease from 2000 totals of $57.5 million.
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                     Segment operating cash flows were $10.1 million compared
                     with 2000 totals of $16.9 million. Our corporate expenses, which we had previously said would not exceed $4 million, were $3.4 million as we significantly reduced our operating expenses through lower employee costs, travel and other operating expenses.

                     Our net interest expense totaled $5.9 million compared to $7 million in 2000. Total debt was $294 million at September 30, 2001. During the third quarter, we established a $120 million credit facility comprised of $100 million in term notes supplemented by a $20 million revolver, which stabilized our financing and liquidity requirements. To date, we have not used the revolver.

                     Our capital expenditures for the first nine months totaled $8.4 million compared to approximately $30 million for the first nine months of 2000. Third quarter capital expenditures were less than one million dollars.

                     Consistent with our company-wide expense reduction initiatives, we anticipate the capital expenditures will not exceed $10 million this year. These results are lower than estimates provided during our previous outlook call caused primarily by the reductions in national revenue and network preemptions.

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                     We previously anticipated net revenue decline of 8%. As
                     previously noted, we experienced a 16% decrease. Our aggressive expense controls throughout the organization exceeded our goals which partially offset the revenue reductions. However, third quarter EBITDA was still approximately $2.3 million less than our prior estimates of $9 million.

                     Chris will now provide commentary on our fourth quarter outlook.

C. Ackerley          Thank you, Kevin. Let me take a moment to discuss
                     our outlook for the fourth quarter. As with all media companies, the outlook for the fourth quarter is challenging at best.

                     While we continue to see improvement in expenses, due to the extensive cost reduction plan that we implemented in the second quarter of 2001, the reductions we have made can not keep pace with the ongoing deterioration in revenue especially national advertising revenue. As Kevin pointed out, our national revenue stream for the third quarter was down over 25% and our visibility for the fourth quarter currently does not suggest improvement.

                     Currently, we estimate that net revenue for the fourth quarter for our four operating segments will be approximately $50 million. We also expect fourth quarter four-segment operating cash flow to be between $10 and $11 million.


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                     However, I will say that our operators continue to express to us just how difficult the visibility is for the fourth quarter, even at this late stage. We continue to see improvement in our corporate expenses. We expect our corporate office expenses to be between $3.1 million and $3.3 million for the quarter compared to $5.8 million for the same period in 2000.

                     Furthermore, as Kevin discussed, while we continue to hit our expense targets, the significant slow down in spending by national advertisers remains challenging. We believe now that our full-year EBITDA adjusted for our workforce reduction cost of $2.4 million for the company will be approximately $20 million.

                     We are currently in the process of developing our financial plan for The Ackerley Group for fiscal 2002. While it is too early to give firm estimates for '02, we certainly believe that the cost reduction plan we've put in place in the second quarter of 2001 will continue to provide benefits as we move into next year and all of the uncertainties that it looks to bring.

                     At this time, I thank you, and I would now like to open it up for questions.

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Coordinator          Thank you, sir. At this time, we are ready to begin the
                     formal question and answer session. On moment please. Our first question comes from Bishop Sheen. Sir, you may ask your question.

B. Sheen Good afternoon, Chris and Kevin and Dan. How are you?

C. Ackerley          Hello, Bishop.

B. Sheen             A couple of quick questions, mostly housekeeping.
                     The preliminary proxy was filed. When do you anticipate the definitive proxy will be filed?

C. Ackerley          At this time, I think it's too early to provide more
                     definitive comment on that. We need to obviously allow the preliminary proxy to receive the proper review. Once we know, we'll provide you with that information.

B. Sheen Okay. Secondly, and I'm not trying to split hairs, but on the October 9th I think it was, the conference call when the deal was announced, we talked about the closing to be four to six months. I think Barry characterized it as a first quarter event and I don't have the exact words and now you seem to say more like a back half.

                     Is there anything that is moving slower than you had anticipated? I mean you're now talking about a first half of '02 as opposed to first quarter of '02.

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C. Ackerley          Well Bishop, actually as previously stated we believe
                     yes, we have great certainty that it would close in the first half of 2002 and at present, there may be an opportunity for it to close sooner, but we're most comfortable saying that it will close in the first half of 2002.

B. Sheen The last question, in spite of the debt reduction, and I'd have to run the numbers. It looks like you could, depending upon the economy, experience some more forecasts for a short fall. Can you tell us your availability under your new $120 million facility?

C. Ackerley          Yes. It's $20 million.

B. Sheen As of now, $20 million. The debt level of $291, I'm rounding, is as of September 30th. Have we taken on significantly more debt since September 30th?

C. Ackerley          We've taken on no additional debt since September 30th.

B. Sheen             Okay, with $20 million availability?

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C. Ackerley          That's correct.

B. Sheen             Okay. Great.  Thank you, gentlemen.

C. Ackerley          Bishop, thank you.

Coordinator          Our next question comes from Keith Fosic of Merrill
                     Lynch. Sir, you may ask your question.

K. Fosic             Good afternoon, gentlemen.

C. Ackerley          Hi, Keith.

K. Fosic It looks, Chris, like the billboard industry got a lot tougher for you folks on the third quarter than the second quarter. I know that traditionally you run your contracts a bit shorter than other folks in the industry and that the national's been god-awful for everyone. But were there specific categories that kind of sort of evaporated more quickly than others and do you see as sort of a similar trend line here in the December quarter or is it firming, better or worse?

C. Ackerley          Well I would say with respect to the categories on the
                     national level that unfortunately it tends to transcend most categories as opposed to any one given category in particular as a byproduct of the environment that we're all managing.

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                     Secondly, with respect to the outlook for the fourth
                     quarter, visibility as I referred to in my opening remarks is incredibly short right now and very difficult. We're not seeing any major contracts taken away from us, if you will, at the present time.

                     But right now, not only would we have a great sense usually of where we might even end up for the fourth quarter as a whole, but as you know, Keith, we would usually have a pretty good sense how things are pacing for the first quarter of next at this time. That simply is not the case in this unique environment that we're managing right now.

K. Fosic             Is it rate or occupancy?

C. Ackerley          It's occupancy.

K. Fosic Then did I hear you correctly? The Seattle radio market was down 17% in the third quarter?

C. Ackerley          That's correct.

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K. Fosic            Okay. I'd be amiss if I didn't ask one last question, but I guess I believe there was a 30-day window. Have you been approached by anybody else on possibly a higher price?

C. Ackerley         The 30-day window period expires at the end of business on the 5th of November, and to date we have received no other offers.

K. Fosic            Okay.  Nice chatting with you.  Thanks.

C. Ackerley         Thanks, Keith.

Coordinator         One moment please. At this time, we have no further
                    questions.

C. Ackerley         Well, thank you all for joining The Ackerley Group today for our third quarter earnings call and outlook with respect to the fourth quarter. We appreciate your support, and we'll look forward to speaking with you next time. Thank you.